CONSENT OF ERNST & YOUNG LLP,

REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” in the Preliminary Combined Prospectus/Proxy Statement dated December 2, 2011 of MTB Group of Funds included in this registration statement (Form N-14) of MTB Group of Funds, the caption “Representations and Warranties” in the Agreement and Plan of Reorganization included in this Registration Statement, the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus of MTB Group of Funds dated August 31, 2011, incorporated by reference in this Registration Statement, and the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information of MTB Group of Funds dated August 31, 2011, incorporated by reference in this Registration Statement, and to the incorporation by reference in this Registration Statement of our reports on the MTB Money Market Fund, MTB Tax-Free Money Market Fund, MTB Short Duration Government Bond Fund, MTB Prime Money Market Fund, MTB Pennsylvania Tax-Free Money Market Fund, MTB New York Tax-Free Money Market Fund and MTB U.S. Government Bond Fund (each a series of MTB Group of Funds), dated June 29, 2011, included in the 2011 Annual Reports to shareholders.

/s/ERNST & YOUNG LLP

Philadelphia, Pennsylvania

November 29, 2011